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                                                            Exhibit 99.26(d)(22)

AMENDMENT                                                  [MINNESOTA LIFE LOGO]

MINNESOTA LIFE INSURANCE COMPANY - A Securian Company
Individual Life New Business - 400 Robert Street North - St. Paul, Minnesota 55101-2098
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YOUR POLICY HAS BEEN AMENDED.

THE DEATH PROCEEDS SECTION IS AMENDED TO READ AS FOLLOWS:

      DEATH PROCEEDS

    The amount payable to the beneficiary at the insured's death is the total of the following amounts:

                 -  The death benefit,

      PLUS       - Any additional insurance payable at the insured's death
                   provided by an additional agreement (see the policy data pages),

      PLUS       - Under the Level Option, any premium paid after the date of the insured's death,

      MINUS      -  Any unpaid monthly policy charges which we assess against accumulation value,
      MINUS      -  Any policy loan,
      MINUS      -  Any unpaid policy loan interest.


THE PROVISION "WHAT PROCEEDS ARE PAYABLE AT THE INSURED'S DEATH?" IS AMENDED TO READ AS FOLLOWS:

    WHAT PROCEEDS ARE PAYABLE AT THE INSURED'S DEATH?

    The amount payable at the insured's death shall be the death benefit provided by this policy:

      (1) plus any additional insurance payable at the insured's death provided by an additional agreement;
      (2) plus under the Level Option, any premium paid after the date of the insured's death;
      (3)   minus any unpaid monthly charges;
      (4)   minus any policy loan and any unpaid policy loan interest.




/s/ Dennis E. Prohofsky                              /s/ Robert L. Senkler
Secretary                                               President




                                                                     Single Life
ICC10-72787                                     Minnesota Life Insurance Company